December 31, 2019

Gerard Chamberlain
Senior Deputy General Counsel and Executive Vice President
Santander Holdings USA, Inc.
75 State Street
Boston, MA 02109

       Re: Santander Holdings USA, Inc.
           Registration Statement on Form S-4
           Filed December 27, 2019
           File No. 333-235737

Dear Mr. Chamberlain:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Finance